Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated October 31, 2025 is made and entered into by and between SLIDE INSURANCE HOLDINGS, INC., a Delaware corporation, and all its affiliate and subsidiary companies (collectively, Slide or the “Company”), and Anastasios Omiridis (the “Executive”).

RECITALS

1.	The Company is engaged in the technology/insurance/ financial services industry.

2.	The Company wishes to appoint the Executive as Chief Financial Officer and Executive Vice President of the Company and its subsidiaries and as an officer of the Company.

3.

Executive is uniquely qualified to serve as the Company’s Chief Financial Officer and Executive Vice President and is willing to make its services available to the Company and its Subsidiaries on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the above recitals are incorporated by reference, and the parties hereby agree as follows:

Section I. Term

1. Term of Employment. The Company shall employ the Executive and the Executive shall serve the Company and its Subsidiaries, on the terms and conditions set forth herein beginning December 1, 2025 (the “Start Date”) through December 31, 2027 (the “Employment Term”), unless terminated earlier by either party as set forth herein. This Agreement shall automatically renew at the end of the Employment Term unless terminated earlier by either party as set forth herein.

2. Duties of Executive. The Executive shall serve as Chief Financial Officer and Executive Vice President and shall perform the duties of an Executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board of Directors of the Company (the “Board”) and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote his services on a full-time basis to the business and affairs of the Company and its Subsidiaries.

Section II. Compensation and Benefits

1. Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of $650,000.00, which shall be subject to periodic review and adjustment by the Board or the compensation committee thereof (the “Committee”). The base salary shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Executive shall receive a cost-of-living adjustment annually as set by the Board or the Committee.

2. Sign-On Bonus. The Company agrees to pay the Executive a one-time, lump sum sign-on bonus of $350,000, less applicable withholdings and deductions, payable within thirty (30) days of the Executive’s start date with the Company (the “Sign-On Bonus”).

a.

Clawback Provision: In the event the Executive voluntarily terminates employment with the Company or is terminated by the Company for Cause (as defined below) within twelve (12) months of the Executive’s start date, the Executive agrees to repay the full amount of the Sign-On Bonus on a gross basis to the Company within thirty (30) days of the termination date (the “Clawback”).

b.	For purposes of this Agreement, “Cause” shall mean the Executive’s:

i.	Material breach of this Agreement or any Company policy;

ii.

Engagement in disloyalty to the Company, including, without limitation, fraud, embezzlement, misappropriation, theft or commission of, indictment for, conviction of, plea of guilty to or plea of nolo contendere to a felony or any other criminal offense involving moral turpitude, fraud or dishonesty;

iii.	Disclosure of trade secrets or confidential information of the Company to persons not entitled to receive such information;

iv.	Breach of any written non-competition, non-solicitation, confidentiality or invention assignment agreement between the Executive and the Company; or

v.	Willful, deliberate or negligent engagement in such other behavior detrimental to the interests of the Company as determined by the Board.

c.

Repayment Authorization: The Executive agrees that, in the event of the Clawback and to the extent permissible by law and Section 409A (as defined below), the Company may withhold any amounts subject to the Clawback under this Paragraph 2.a. from any compensation due to the Executive, including but not limited to final wages, commissions, or unused vacation pay. If the amounts so withheld are less than the amounts subject to the Clawback, the Executive agrees to repay the remaining amounts subject to the Clawback directly to the Company either by cash or check within the timeframe stated in Paragraph 2.a. above.

3. Annual Cash Bonus. Beginning with calendar year 2026, and continuing throughout the Employment Term, Executive shall be entitled to receive a discretionary annual bonus with a target bonus opportunity equal to 100% of the Executive’s then Base Salary (“Target Bonus”), which shall be subject to periodic review and adjustment and the terms and condition set forth by the Board or the Committee. The final annual bonus amount will be determined by the Board or the Committee based on the Executive’s performance during the calendar year as well as the financial performance of the Company.

4. Performance-Based Restricted Stock Units. Subject to approval by the Board or the Committee, as soon as practicable following the Start Date, the Company will grant the Executive performance-based restricted stock units (“PSUs”) with a target grant date fair value of $1,500,000 (the “Initial Grant”) which will settle in shares of Company common stock, subject to the terms and conditions of the Company’s 2025 Omnibus Incentive Plan (the “Incentive Plan”) and the applicable award agreement. The Initial Grant shall vest as follows: (i) 1/6 of the Initial Grant shall vest on April 30, 2026, based solely on the Executive’s continued employment through such date, (ii) 1/3 of the Initial Grant shall vest on December 31, 2026, subject to the achievement of the applicable performance goals set by the Company and the Executive’s continued employment through the applicable date and (iii) 1/2 of the Initial Grant shall vest on December 31, 2027, subject to the achievement of the applicable performance goals set by the Company and the Executive’s continued employment through the applicable date vesting. Unless otherwise specified in the Incentive Plan or the applicable award agreement, all unvested PSUs will be forfeited upon the termination of the Executive’s employment for any reason. The final terms and conditions of the PSUs shall be set forth in an award agreement provided to the Executive and to the extent there is any conflict between this Agreement and the applicable award agreement and the Plan, the terms in the award agreement and Plan shall prevail.

5. Insurance. During the Employment Term, the Company shall obtain and provide at its expense comprehensive major medical, hospitalization and disability insurance coverage, either group or individual, for the Executive and his dependents, and may obtain or may continue in force life (“key man”) insurance on the Executive for the benefit of the Company/Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Employment Term. The Policies to be provided by the Company shall be on terms as determined by the Board. Within thirty (30) days following the termination of the Executive’s employment other than for Cause, at the Executive’s election, the Company shall assign to the Executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the premiums accruing after the date of such termination.

6. Disability. During the Employment Term, the Company shall maintain disability insurance coverage on the Executive in an amount equal to sixty percent (60%) of Executive’s base salary during the Employment Term of this Agreement. In the case of a Disability of Executive, all benefits provided for under the above-described coverage shall be paid directly to the Executive. The Executive represents and warrants that, to the best of his knowledge, he has no disability which would impair his ability to perform the duties called for under this Agreement. If the Executive shall become unable to perform his duties as provided herein by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend the Executive from any officer position. In the event of such suspension, the Executive shall remain an employee of the Company and receive his compensation and all his fringe benefits as set forth in Paragraph 2 for the period through December 31st of the following year (the “Suspension Period”). The Executive’s employment with the Company shall automatically terminate at the end of the Suspension Period if the Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.

7. Working Facilities. During the Employment Term, the Company shall furnish the Executive with an office, and such other facilities and services suitable for his position and adequate for the performance of his duties hereunder, unless otherwise determined by the Company.

8. Vacation/Paid Time Off. Executive shall receive up to twenty (20) paid business days every calendar year which accrue with the bi-weekly pay periods. Up to forty (40) hours of unused and accrued vacation days/paid time off shall roll over from one calendar year of employment to the next and will be available for use by the Executive.

Section III. Termination.

1. At Will Executive. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company or the Executive for any reason with or without Cause.

2. Termination Notice. If this Agreement is terminated by the Executive for any reason, the Executive must notify the Company at least ninety (90) days prior to such termination. Except during the Change in Control Protection Period, if the Company terminates the Executive’s employment for any reason other than for Cause, the Company will notify the Executive at least ninety (90) days in advance, provided that the Company may terminate the Executive’s employment immediately by making a one-time cash payment to the Executive equal to the Executive’s then Base Salary prorated based on the number of days remaining in the 90-day notice period (with the receipt of such payment to be subject to the Executive’s timely execution and non-revocation of a release of claims in the form to be provided by the Company), which shall be payable in accordance with the Company’s regular payroll less any applicable withholding.

3. Non-renewal Notice. This Agreement shall automatically be renewed unless either party provides written notice of non-renewal to the other party at least 90 days prior to the scheduled expiration of this Agreement, provided that the Company may terminate this Agreement immediately for Cause without any notice period or pay-in-lieu-of notice.

4. Accrued Obligations. If the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive the following payments and benefits (the “Accrued Obligations”):

a.	Any accrued but unpaid Base Salary through the date of termination;

b.	Reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the date of termination; and

c.	Such accrued and vested employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company.

5. Termination in Connection with Change in Control. Notwithstanding anything to the contrary in this Agreement, if the Company terminates the Executive’s employment without Cause or if the Executive resigns for Good Reason (as defined below), in each case, within twelve (12) months following a Change in Control (as defined in the Incentive Plan) (the “Change in Control Protection Period”), subject to the Executive’s timely execution and non-revocation of a release of claims in the form to be provided by the Company, the Executive will be entitled to receive the following payments and benefits (collectively, the “Severance Payments”):

a.	A lump-sum payment equal to the sum of the Executive’s (x) then Base Salary and (y) Target Bonus for the year of termination, payable within sixty (60) days following the termination;

b.	Any annual bonus earned for the previously completed performance year to the extent not paid, payable at the same such annual bonus is ordinarily paid; and

c.

to the extent the Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with the regulations and other interpretive guidance issued thereunder, “COBRA”), monthly reimbursement of the COBRA premiums for continued group health and dental plan coverage in which the Executive was enrolled as of immediately prior to the date of termination, less active employee rates (which will be payable by the Executive), for a period of 12 months following the termination (or, earlier, if the Executive becomes eligible to be covered under a subsequent employer’s group health insurance plan (provided that the Executive agrees to provide the Company with written notice of the Executive’s eligibility to be covered under a subsequent employer’s group health insurance plan no later than five business days after Executive becomes eligible for such coverage)); provided that, notwithstanding the foregoing, if the Company determines, in its sole discretion, that its payment of the premiums on the Executive’s behalf would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company may instead provide a monthly taxable cash payment to the Executive in lieu of any such reimbursement.

The Severance Payments are in addition to any Accrued Obligations the Executive are entitled to pursuant to clause 4 above.

For purposes of this Agreement, “Good Reason” means:

(i)	a reduction in the Executive’s Base Salary by more than 10%, other than an across-the-board reduction of base salaries of similarly situated executives;

(ii)	a material diminution in the Executive’s authority, title, duties or responsibilities under this Agreement;

(iii)	a material breach by the Company of this Agreement; or

(iv)	this Agreement not being assumed by an acquirer or successor of the Company as a result of the Change in Control.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (x) the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days following the initial existence or occurrence of such circumstances, (y) the Company has not reasonably cured such circumstances within thirty (30) days from the date on which such notice is received from the Executive and (z) the Executive resigns from his employment effective no later than thirty (30) days after the expiration of such cure period.

Section IV. Restrictive Covenants

1. Confidentiality/Non-Disclosure. “Confidential Information” shall mean any intellectual property, information, data, correspondences, business practices, information related to policyholders and vendors and reinsurers, memos, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, business operations, business practices, underwriting, products, services, research, financial records and activity, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, reinsurers, regulators and/or other business associates. Confidential Information is intended to be very broad and includes, but is not limited to, any and all information of any kind or nature obtained by the Executive during the Executive’s employment, and also includes, but is not limited to, the following:

a. Internal business information, including but not limited to information relating to strategy, staffing, financial data, operations, course of dealing, course of conduct, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods;

b. Identities of, negotiations with, individual requirements of, specific contractual arrangements and practices with, and information about, the Company’s or its Subsidiaries’ financials, suppliers, distributors, reinsurers, customers, investors, partners and/or other business associates, their contact information, and their Confidential Information;

c. Compilations of data and analyses, information related to the Company’s and Subsidiaries’ business practices and financial records, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, financial records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d. Intellectual Property not generally available to the public or published by the Company or its Subsidiaries. “Intellectual Property,” or “IP,” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets and business practices; (4) know-how; (5) customer lists and Confidential Information; and (6) any other tangible or intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, underwriting data, claims data and information, financial data and transactions and information, computer software, knowledge of suppliers or business partnerships, knowledge of business practices and conduct with vendors and reinsurers, documentation, processes, and methods and results of research.

2.	Acknowledgements.

a. The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public, vendors, reinsurers, regulatory authorities, or competitors (now or previously existing or to be created in the future) learn about any Confidential Information and/or Intellectual Property as a result of the Executive’s failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company’s, the Insurance Entity or other Subsidiary’s viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of employment by the Company during the Employment Term is of a special, unique and extraordinary character and that such position allows the Executive access to Confidential Information and Intellectual Property.

b. The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries, their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees that this Agreement is binding on the Executive’s heirs, executors, successors, administrators, representatives, and agents.

c. Subject to Paragraph 2.d. below, the Executive agrees to receive and to treat Confidential Information and the knowledge of Intellectual Property on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

i.

To use the Confidential Information and Intellectual Property for the singular purpose of benefiting, and not harming, the Company and its Subsidiaries, and specifically not use the Company’s and its Subsidiaries’ Confidential Information, Intellectual Property, and customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any person;

ii.

Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive’s assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Board;

iii.

To tender all Confidential Information and Intellectual Property to the Company, and destroy any and all information, correspondences, Intellectual Property, Confidential Information, data, business practices, course of dealing and conduct, and Executive’s notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement. If Executive is no longer employed by the Company or its subsidiaries, Executive agrees to not retain or disclose any and all information learned by the Executive while employed by the Company and further agrees that Executive’s failure to do so will cause significant economic and financial harm to the Company and its Subsidiaries;

iv.

To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) during the Employment Term of this Agreement, or ( c) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

v.	To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

vi.	Immediately notify the Board of any breach of this Agreement; and

vii.

Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

viii.

That if the Company prevails in any suit/arbitration to enforce the covenants and agreements in this Agreement, Executive will be responsible for damages and reimbursement of the Company’s legal fees and expenses incurred as a result of Executive’s breach.

d. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall prevent the Executive from (a) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. National Labor Relations Act, or the U.S. Equal Employment Opportunities Commission, (b) providing truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings), in connection with litigation or arbitration between the Executive and the Company, or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive reasonably believes to be unlawful. The Executive acknowledges that the Company has provided the Executive notice of his immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

3. Non-Solicitation. During Executive’s employment and for a period of two (2) years following the Executive’s last day of employment (the “Restricted Period”), the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year.

4. Non-Compete. Executive acknowledges that he will serve as a leader in the Company and will have privy to the Company’s trade secrets, Confidential Information, IP, business plan and other pertinent information that is sensitive and/or unique to the Company. As such, during the Restricted Period, the Executive covenants and agrees with the Company that the Executive will not serve as an officer, director, employee, partner, investor, owner or consultant for any direct or indirect competitor in the insurance or Insurtech industry, including any entity that has multiple services or businesses and one such service or business is in the insurance or Insurtech industry. Executive and the Company mutually agree that if the Company enforces this non-compete requirement for any period during the Restricted Period, (i) the Company shall pay the Executive an amount equal to the Base Salary and annual bonus paid by the Company to the Executive in the most recent calendar year, prorated based on the number of months during such period if the Company elects to only enforce the provisions of this Paragraph 4 during the Restricted Period, as fair and just consideration for the Executive; provided that any payments during a notice period set forth above or any Severance Payments shall be considered to satisfy the forgoing requirements for the period during which they are paid or, with respect to the Severance Payments, for one year following termination of employment, and (ii) all of the provisions and covenants contained in this Agreement shall continue to be binding upon the Executive.

5. Non-Disparagement. Subject to Paragraph 2.d. above, during the Executive’s employment and at all times following the Executive’s termination of employment for any reason, the Executive agrees not to make, or knowingly cause to be made, any public or private disparaging statement or communication, written or oral, concerning the Company, or otherwise impugn the business or management of, damage the reputation of, or interfere with the normal operations of the Company, its subsidiaries and/or affiliates, or any of their respective past or present officers, directors, shareholders, members, managers, principals, or representatives. During the Executive’s employment and at all times following the Executive’s termination of employment for any reason, the Company agrees that it will instruct each of the Company’s officers and members of the Board to not make, or knowingly cause to be made, any public or private disparaging statement or communication, written or oral, concerning the Executive, or otherwise impugn the business of the Executive, damage the reputation of the Executive, or interfere with the Executive’s pursuit of other business endeavors or employment.

Section V. Miscellaneous

1. Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2. Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board’s request at any time.

3. Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of either the Employment Term of this Agreement or the termination of the Executive’s employment and shall continue to bind the Executive and the Executive’s respective heirs, executors, successors, administrators, representatives, and agents.

4. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.

5. Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to the Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third-party beneficiary under the provisions of this Agreement.

6. Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

8. Amendment. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

9. Assignment. This Agreement may not be assigned by the Executive and may not be assigned by the Company except as described in above.

10. Choice of Law. This Agreement will be interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the application of the principles pertaining to conflicts of laws.

11. Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

12. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

13. Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies, shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

14. Equitable Remedy. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

16. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

Section VI. Section 409A

1. General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment that are subject to Section 409A shall only be made upon a “separation from service” as defined under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any affiliate be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

2. Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the date that is six (6) months following the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

3. Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

a. the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

b. any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

c. any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

Agreed to by:

Slide Insurance Holdings, Inc.

By:	/s/ Bruce Lucas
Bruce Lucas, CEO

By:	/s/ Anastasios Omiridis
Anastasios Omiridis, CFO/EVP